Exhibit 99.1

OMNISOURCE CORPORATION

Consolidated Financial Statements

September 30, 2007, 2006 and 2005

Independent Auditors’ Report

The Board of Directors

Omnisource Corporation:

We have audited the accompanying consolidated balance sheets of OmniSource Corporation and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2007 and 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of OmniSource Corporation and subsidiaries as of September 30, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Indianapolis, Indiana

February 18, 2008

Report of Independent Auditors

The Board of Directors

OmniSource Corporation

We have audited the accompanying consolidated statements of income, cash flows, and changes in stockholders’ equity for the year ended September 30, 2005 of OmniSource Corporation.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows for the year ended September 30, 2005 of OmniSource Corporation in conformity with U.S. generally accepted accounting principles.

December 23, 2005

OMNISOURCE CORPORATION

Consolidated Balance Sheets

September 30, 2007 and 2006

	2007	2006

Assets

Current assets:
Cash and cash equivalents	$4,547,610	$12,753,087
Notes receivable	564,479	906,728
Accounts receivable:
Trade – net	333,008,755	327,829,204
Affiliates	3,442,853	1,953,821
Inventories	126,585,005	117,913,291
Spare parts, supplies, and other	25,131,026	21,229,195
Total current assets	493,279,728	482,585,326

Investments	38,931,410	40,989,634
Notes receivable	470,935	472,916
Goodwill	80,089,602	57,730,755
Other assets	5,817,311	6,164,678
Property and equipment – net	162,726,374	143,200,583
	$781,315,360	$731,143,892

OMNISOURCE CORPORATION

Consolidated Balance Sheets

September 30, 2007 and 2006

	2007	2006

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable:
Trade	$186,349,204	$191,092,352
Affiliates	19,312,162	6,435,461
Payable to employees and affiliates	22,967,488	21,333,998
Accrued expenses:
Compensation and benefits	34,944,799	33,575,509
Other	15,902,202	19,275,182
Current portion of long-term debt	19,298,275	27,264,600
Total current liabilities	298,774,130	298,977,102

Noncurrent liabilities:
Long-term debt, less current portion	161,471,011	134,938,055
Other	8,486,221	2,964,128
Total noncurrent liabilities	169,957,232	137,902,183
Minority interest	—	7,285,900

Stockholders’ equity:
Common stock - no par value
Authorized - 3,000,000 voting and 27,000,000 nonvoting shares Issued - 271,743 voting and 2,445,687 nonvoting shares	3,968,740	3,968,740
Retained earnings	308,615,258	283,009,967
Total stockholders’ equity	312,583,998	286,978,707
	$781,315,360	$731,143,892

See accompanying notes to consolidated financial statements.

OMNISOURCE CORPORATION

Consolidated Statements of Income

Years ended September 30, 2007, 2006, and 2005

	2007	2006	2005
Revenues	$2,371,779,163	$2,252,871,574	$1,985,426,411

Expenses:
Materials	2,021,045,945	1,905,452,771	1,707,171,681
Operating	165,298,155	154,711,257	135,995,104
Selling, general, and administrative	96,112,555	92,761,434	75,954,073
Gain on disposal of property and equipment	(1,245,710)	(12,035,885)	(890,707)
	2,281,210,945	2,140,889,577	1,918,230,151
Operating income	90,568,218	111,981,997	67,196,260

Other income (expenses):
Earnings from investments	16,075,373	17,806,940	16,282,514
Minority interest	(732,172)	(2,412,104)	—
Gain on disposition of investments	213,570	—	—
Unrealized gain on interest rate swap	—	—	674,095
Interest expense – net	(14,013,185)	(11,113,906)	(8,640,419)
	1,543,586	4,280,930	8,316,190
Income before income taxes	92,111,804	116,262,927	75,512,450
Provision for income taxes	257,000	7,010,000	840,000
Net income	$91,854,804	$109,252,927	$74,672,450

See accompanying notes to consolidated financial statements.

OMNISOURCE CORPORATION

Consolidated Statements of Cash Flows

Years ended September 30, 2007, 2006, and 2005

	2007	2006	2005
Operating activities:
Net income	$91,854,804	$109,252,927	$74,672,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,536,733	23,487,571	22,518,635
Amortization of debt issuance costs	372,597	430,608	427,172
Provision for losses on accounts and notes receivable	777,672	1,600,608	143,787
Earnings from investments	(16,075,373)	(17,806,940)	(16,282,514)
Cash distributions received from investments	18,489,218	10,849,361	12,697,228
Gain on disposal of property and equipment	(1,245,710)	(12,035,885)	(890,707)
Minority interest in net income of consolidated subsidiaries	732,172	2,412,104	—
Changes in operating assets and liabilities:
Accounts receivable	(7,561,420)	(34,204,816)	1,906,659
Inventories	(6,986,661)	(41,101,053)	8,404,312
Other assets	(4,161,876)	(5,222,168)	(4,973,353)
Accounts payable	4,283,736	25,778,300	(8,266,241)
Accrued expenses and other noncurrent liabilities	1,903,044	12,264,787	(3,385,812)
Net cash provided by operating activities	109,918,936	75,705,404	86,971,616

Investing activities:
Acquisitions – net of cash acquired	(46,263,011)	(44,170,590)	—
Purchases of land, buildings, and equipment	(46,203,958)	(25,023,940)	(47,312,714)
Proceeds from disposal of property and equipment	16,239,151	28,232,395	5,795,817
Purchases of investments	(150,000)	(1,437,800)	(648,215)
Payments received on notes receivable – net	452,980	163,117	760,235
Net cash used in investing activities	(75,924,838)	(42,236,818)	(41,404,877)

Financing activities:
Net proceeds from (principal payments on) revolving line of credit	43,500,000	24,000,000	(12,000,000)
Proceeds from long term-debt	47,929	—	—
Principal payments on long-term debt	(24,981,298)	(4,213,409)	(1,249,577)
Net proceeds from payables to employee and affiliates	1,633,490	465,417	4,145,375
Change in checks not presented	3,849,817	2,035,692	11,116,644
Dividend payments to stockholders	(66,249,513)	(39,344,147)	(48,155,904)
Purchase of treasury stock	—	(10,000,020)	—
Net cash used in financing activities	(42,199,575)	(27,056,467)	(46,143,462)
Increase (decrease) in cash and cash equivalents	(8,205,477)	6,412,119	(576,723)
Cash and cash equivalents at beginning of year	12,753,087	6,340,968	6,917,691
Cash and cash equivalents at end of year	$4,547,610	$12,753,087	$6,340,968
Supplemental disclosures:
Cash paid for interest	$14,396,138	$11,386,787	$9,377,498
Cash paid for income taxes	5,492,580	2,729,792	925,260

See accompanying notes to consolidated financial statements.

OMNISOURCE CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity

Years ended September 30, 2007, 2006, and 2005

	Stockholders’ equity
	Common stock		Additional		Treasury stock		Total
	Shares		paid-in	Retained	Shares		stockholders’
	issued	Amount	capital	earnings	held	Amount	equity
Balance at September 30, 2004	19,972,227	$199,722	$6,282,278	$205,061,087	7,322,226	$(10,989,686)	$200,553,401

Net income	—	—	—	74,672,450	—	—	74,672,450
Dividend payments to stockholders	—	—	—	(48,155,904)	—	—	(48,155,904)
Balance at September 30, 2005	19,972,227	199,722	6,282,278	231,577,633	7,322,226	(10,989,686)	227,069,947

Net income	—	—	—	109,252,927	—	—	109,252,927
Dividend payments to stockholders	—	—	—	(39,344,147)	—	—	(39,344,147)
Purchase of treasury stock	—	—	—	—	421,586	(10,000,020)	(10,000,020)
Restructure common stock	(17,254,797)	3,769,018	(6,282,278)	(18,476,446)	(7,743,812)	20,989,706	—
Balance at September 30, 2006	2,717,430	3,968,740	—	283,009,967	—	—	286,978,707

Net income	—	—	—	91,854,804	—	—	91,854,804
Dividend payments to stockholders	—	—	—	(66,249,513)	—	—	(66,249,513)
Balance at September 30, 2007	2,717,430	$3,968,740	$—	$308,615,258	—	$—	$312,583,998

See accompanying notes to consolidated financial statements.

OMNISOURCE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2007, 2006 and 2005

(1)                       Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OmniSource Corporation and its wholly and majority owned or controlled subsidiaries (the Company). The equity interests in these majority owned or controlled subsidiaries owned by outside investors are reflected as minority interest in the consolidated financial statements. Intercompany accounts and transactions have been eliminated.

Company’s Business

The Company, headquartered in Fort Wayne, Indiana, is a leading collector, processor, and broker of scrap metal in North America. The Company operates over 40 scrap processing, collection, and scrap management facilities in the Midwest, brokerage offices in Indiana, Ohio, Georgia, Missouri, and Ontario, an aluminum smelting operation in Indiana, and has investments in various joint ventures and closely-held companies that process ferrous and nonferrous scrap.

Approximately 19% of the Company’s workforce is subject to collective bargaining agreements. Of the workforce represented by the collective bargaining agreements, approximately 33% are working under contracts that expire prior to September 2008.

Revenue Recognition

Sales of processed products are recognized when the products are shipped. Sales relating to brokerage operations are recognized upon the receipt of the materials by the customer.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with an original maturity date of three months or less.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Investments

Investments in joint ventures and closely-held companies in which the Company’s ownership is between 20% and 50%, and for which the Company does not have effective control, are carried on the equity basis. Investments in closely-held companies in which the Company does not exercise control and its ownership is less than 20% are carried at cost.

In June 2004, the Company purchased a 50% ownership interest in Carolinas Recycling Group, LLC (CRG), a collector and processor of scrap metal headquartered in Spartanburg, South Carolina. In August 2007, CRG merged with Atlantic Scrap & Processing LLC, a collector and processor of scrap metal located in North Carolina to form the combined entity Recycle South, LLC. As a result of the merger, the Company’s ownership percentage of Recycle South, LLC is 25%. At

September 30, 2007 and 2006, the Company’s equity investment was approximately $37,225,000 and $39,661,000, respectively.

Beginning in September 2009, the partners holding 75% ownership interest in Recycle South, LLC (the Partners) may, under certain defined circumstances, require the Company to purchase up to 15% annually of the ownership interest at 95% of a defined fair value (Put Provision).  Beginning in October 2009, the Company can require the Partners to sell up to 15% annually of the ownership interest to the Company at 105% of a defined fair value (Call Provision).  The total ownership transfer under these Put and Call Provisions is limited to 15% annually.  Upon a change in control of the Company the Partners may require the Company to purchase 100% of their ownership interest at a defined fair value.  The change in control put must be exercised during a defined time period.

The Company and Partners may be required to make capital contributions, in proportion to their respective financial interests, in certain situations such as default under Recycle South’s credit agreement and periods of negative cash flow.

The following table represents summarized financial information of the Company’s investments:

	September 30
	2007	2006

Net income	$35,233,000	38,335,000
Total assets	216,002,000	122,110,000
Total liabilities	163,460,000	75,071,000

Derivatives

The Company uses commodity futures contracts and used an interest rate swap agreement to manage its exposure to commodities and interest rate fluctuations. The Company enters into commodity futures contracts to minimize risk of price fluctuations in connection with certain of its inventories and product sale and purchase commitments.

The Company had an interest rate swap agreement in notional amount of $20 million, which converted variable rate Eurodollar obligations to fixed rate obligations with an effective interest rate of 5.77%. The swap matured in September 2005.

The Company’s commodity futures contracts and interest rate swap agreement do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and therefore are adjusted to fair value through income. In 2007, the Company recorded unrealized net losses of $8,827,232 and unrealized net gains in 2006 and 2005 of $7,119,613, and $2,456,877, respectively, in material expense related to commodity futures contracts. Also in 2005, the Company recorded an unrealized net gain of $674,095 in other income related to the interest rate swap.

Property and Equipment

Property and equipment are recorded at cost and include interest on funds borrowed to finance construction. Provisions for depreciation are computed on the straight-line method over the estimated useful lives, ranging from 10 to 40 years for buildings and improvements and 3 to 15 years for equipment. Repairs and maintenance are expensed as incurred.

Long Lived Assets

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less then the assets’ carrying value. If impairment has occurred, an impairment loss would be recognized for the excess of the carrying value over the fair value of the assets, less any costs of disposal.

Financial Instruments

Financial instruments for which their carrying value approximates fair value consist of cash and cash equivalents, accounts and notes receivable, accounts payable, and variable rate long-term debt. The Company included the fair value of commodity futures of $2,104,000 and $10,931,000 in other current assets at September 30, 2007 and 2006, respectively.

Goodwill and Other Intangibles

Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with an indefinite life are not amortized, but instead are tested for impairment at least annually, or more often if events or circumstances, such as adverse changes in the business climate indicate that there may be impairment. Intangible assets that have finite useful lives are amortized over their useful lives, which range from 3 to 15 years. Based on the Company’s review, no impairment charges have been recorded.

The gross carrying value of other intangibles, which are included in other assets, is $2,123,000 and $1,963,000 at September 30, 2007 and 2006, respectively. Other intangibles are stated net of accumulated amortization of $1,815,000 and $1,537,000 at September 30, 2007 and 2006, respectively. Amortization of intangible assets, which is included in selling, general, and administrative expenses, was $239,000, $260,000 and $188,000, for the years ended September 30, 2007, 2006, and 2005, respectively.

Estimated amortization expense for the years ending September 30 is as follows:

2008	$72,000
2009	47,000
2010	42,000
2011	28,000
2012	8,100

Use of Estimates

Preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the 2006 and 2005 financial statements have been reclassified to conform with the 2007 presentation. These reclassifications had no effect on net income as previously reported.

(2)                     Business Combinations

In March 2006, the Company acquired certain assets and liabilities of a scrap operation in Indianapolis, Indiana. The assets purchased consisted primarily of heavy equipment, land, buildings, accounts receivable and inventory used in the business of recycling ferrous and nonferrous metals. Results of operations of the acquisition are included in the Company’s results of operations since the date of acquisition. In conjunction with the purchase of the scrap operation, the Company increased its equity investment in an existing joint venture with facilities located in Indianapolis and Fort Wayne, Indiana (the Joint Venture). As a result, the Company’s investment in the Joint Venture increased from 33.3% to 66.7% and, accordingly, the results of operations of the Joint Venture are included in the Company’s results of operations since the date of the transaction. Previously, the Company’s interest was recorded as an investment on an equity basis. The total purchase price was $44,170,590 in cash, which was funded through the Company’s credit facility. The excess of the aggregate purchase price over the $18,240,631 fair market value of net assets acquired was recorded as goodwill, which is expected to be fully deductible for tax purposes.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in March 2006.

Current assets	$19,536,331
Property and equipment	5,653,108
Goodwill	25,929,959
Other assets	221,667
Assets acquired	51,341,065
Current liabilities	6,060,475
Long-term debt	1,110,000
Liabilities assumed	7,170,475
Cash purchase price	$44,170,590

In December 2006, the Company acquired certain assets of a scrap operation in Kokomo and Tipton, Indiana. The assets purchased consisted primarily of heavy equipment, land, buildings and inventory used in the business of recycling ferrous and nonferrous metals. Results of operations of the acquisition are included in the Company’s results of operations since the date of acquisition. The total purchase price was $31,915,000 in cash, which was funded through the Company’s credit facility. The excess of the aggregate purchase price over the $17,403,475 fair market value of net assets was recorded as goodwill, which is expected to be fully deductible for tax purposes.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in December 2006. The initial purchase price allocations may be adjusted within one year of the purchase date for changes in estimates of the fair value of assets acquired and liabilities assumed.

Current assets	$1,685,053
Property and equipment	15,618,422
Goodwill	14,511,525
Other assets	100,000
Assets acquired	31,915,000
Liabilities assumed	—
Cash purchase price	$31,915,000

In December 2006, the Company acquired the remaining 33.3% minority owned interest in an existing joint venture with facilities located in Indianapolis and Fort Wayne, Indiana for $12,944,573 in cash, which was funded through the Company’s credit facility and the assumption of $1,403,438 in liabilities.  The excess of the aggregate purchase price over the fair value of the net assets acquired of $6,614,634 was recorded as goodwill.

In April 2006, the Company increased its equity investment in a joint venture that owns and operates aircraft for commercial charter. As a result of the increased investment, the Company has effective control of the venture. Accordingly, the results of operations of the joint venture are included in the Company’s results of operations since the date of the transaction. Prior to the transaction, the Company’s interest was recorded as an investment on an equity basis.

(3)                     Accounts Receivable

Accounts receivable consist principally of amounts due from sales to companies located throughout the United States in the following industries:

	September 30
	2007	2006

Steel	$225,709,046	$221,585,576
Aluminum	68,567,188	52,875,813
Copper and brass	41,902,804	56,469,033
Other	1,075,382	855,415
	337,254,420	331,785,837
Allowance for uncollectible accounts	(802,812)	(2,002,812)
	$336,451,608	$329,783,025

Credit is extended based on an evaluation of the customer’s financial condition, and generally collateral is not required. The allowance for doubtful accounts is based on the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on an analysis of specific customer circumstances and the Company’s historical write-off experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(4)                     Property and Equipment

The cost and accumulated depreciation of property and equipment are as follows:

	September 30
	2007	2006

Land and land improvements	$24,968,113	$18,958,574
Buildings and improvements	51,027,755	48,060,394
Machinery and equipment	189,265,740	167,406,518
Transportation equipment	58,029,909	57,378,303
Office equipment	16,356,448	12,950,943
Construction in progress	10,275,892	3,749,585
	349,923,857	308,504,317
Accumulated depreciation	(187,197,483)	(165,303,734)
	$162,726,374	$143,200,583

In May 2006, the Company disposed of certain assets located in East Chicago, Indiana. The assets sold consisted primarily of heavy equipment, land, buildings, and inventory used in the business of recycling ferrous and nonferrous metals. The sale proceeds exceeded the Company’s cost basis, resulting in the recognition of an $11,310,000 gain.

(5)                     Income Taxes

The Company, with the consent of its stockholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code effective October 1, 2001. Under those provisions, except for certain taxable items that do not pass through, stockholders are taxed directly on the Company’s income. In 2007, 2006, and 2005 the Company recorded expense for federal, state and local taxes of $257,000, $7,010,000, and $840,000, respectively. The recorded expense includes a $1,237,700 credit in 2007 and a $5,070,000 expense in 2006 associated with a built-in gain on the disposal of certain assets located in East Chicago, Indiana.

(6)                     Debt Arrangements

Long-term debt consisted of the following:

	September 30
	2007	2006
Bank credit agreement	$133,500,000	$90,000,000
Senior secured notes	36,666,667	55,000,000
Subordinated/other notes payable	10,602,619	17,202,655
	180,769,286	162,202,655
Less current portion	19,298,275	27,264,600
Total long-term debt	$161,471,011	$134,938,055

The Bank Credit Agreement provides for up to $270,000,000 in revolving loans, due February 2012, with the option upon acceptance by the banks, to extend for up to two additional one-year periods. The Bank Credit Agreement is collateralized by substantially all the assets of the Company and the guarantee of its subsidiaries, subject to a collateral sharing agreement.

Interest is payable monthly on amounts borrowed under the Bank Credit Agreement based on, at the election of the Company, the prime rate or Eurodollar rate plus a percentage, based on a defined leverage ratio. The percentage ranges from 0.00% to 0.50% for prime rate borrowings and 0.45% to 1.125% on Eurodollar rate loans. The weighted-average interest rate of these borrowings at September 30, 2007 was 5.87%.

Under the Bank Credit Agreement, the Company can have standby letters of credit for up to $30,000,000 in the aggregate. At September 30, 2007, the Company had letters of credit outstanding of $2,600,000.

The terms of the Bank Credit Agreement require the Company to, among other things, maintain a certain level of consolidated net worth, as defined, and meet minimum coverage and maximum leverage ratio requirements. The Bank Credit Agreement also has restrictive covenants limiting cash dividends, repurchase of stock, additional investments and acquisitions, additional debt, sale of assets, liens and encumbrances, transaction with affiliates, and annual rental expense.

The Bank Credit Agreement provides for a commitment fee of 0.09% to 0.20% based on a defined leverage ratio and the average daily unused portion of the revolving credit facility, less outstanding letters of credit.

The Senior Secured Notes are due September 2009 under a Note Purchase Agreement. Interest on the notes is due semiannually at 6.75%. The notes require principal payments of $18,333,333 in September 2008 and 2009, and are collateralized by substantially all the assets of the Company and the guarantee of its subsidiaries, subject to a collateral sharing agreement.

The terms of the Note Purchase Agreement require the Company to, among other things, maintain a certain level of consolidated net worth, as defined, and meet minimum coverage and maximum leverage ratio requirements. The Note Purchase Agreement also has restrictive covenants limiting disposition of stock, additional investments and acquisitions, priority debt, sale of assets, liens and encumbrances, indebtedness of subsidiaries, and transactions with affiliates.

The lenders under the Bank Credit Agreement and the Note Purchase Agreement, along with the Company, have entered into a collateral sharing agreement dated September 24, 2002.

As of September 30, 2007, the Company has guaranteed $4,363,284 of indebtedness of two of its joint ventures. The leverage ratios as defined in the Note Purchase and Bank Credit Agreements include the guarantees.

Included in subordinated and other notes payable as of September 30, 2007 is a $10,001,493 note due August 2012. Interest on the note is due monthly at LIBOR plus a defined percentage. The interest rate at September 30, 2007 was 7.0%. The note requires minimum monthly principal payments of $41,847 with a final principal payment of $7,992,826 due August 2012. The note is collateralized by certain assets of the Company.

The Company has other notes payables of $601,126 as of September 30, 2007. The weighted-average interest rate on the notes was 2.52% as of September 30, 2007.

Included in payables to employees and affiliates is $17,705,581 of notes payable to certain stockholders, due on demand. Interest on the notes are payable monthly at the prime rate as defined. The interest rate at September 30, 2007 was 7.75%.

In 2007, 2006 and 2005, total interest expense incurred was $14,617,153, $11,467,320, and $9,314,606, respectively, all of which was charged to interest expense.

Aggregate maturities of long-term debt by year are as follows:

2008	$19,298,275
2009	18,885,811
2010	552,477
2011	539,898
2012	141,492,825
$180,769,286

The fair value of the fixed-rate debt of $36,666,667 at December 31, 2007, based on an interest rate for a comparable loan, is estimated to be approximately $37,101,000.

(7)                     Stockholders’ Equity

In May 2006, the Company purchased and placed into treasury 421,586 shares of common stock for $10,000,020.

In August 2006, pursuant to an Amendment of the Articles of Incorporation (the Amendment), the Board of Directors authorized the following:

•                                          The Company increased the number of authorized shares of common stock to 30,000,000, consisting of 3,000,000 shares of voting common stock and 27,000,000 shares of nonvoting common stock. All shares have no par value.

•                                          The Company declared a one-for-forty-five reverse stock split, in which the stockholders were issued one share of voting common stock in exchange for each forty-five shares of outstanding voting common stock.

•                                          The Company declared and issued a stock dividend of nine shares of nonvoting common stock for each share of voting common stock held by the stockholders.

•                                          The Company resolved to cancel all shares of common stock in existence prior to the Amendment, including 7,743,812 shares held in treasury.

As a result of the Amendment, the Company has 271,743 shares of issued and outstanding voting common stock and 2,445,687 shares of issued and outstanding non-voting common stock.

(8)                     Pension and Profit-Sharing Plans

Company employees who are not covered by collective bargaining agreements are eligible for the Company’s profit-sharing plan. The Company may contribute amounts at the discretion of management. The expense related to the profit-sharing plan was $2,321,000, $1,982,000, and $1,500,000 for the years ended September 30, 2007, 2006, and 2005, respectively.

The Company makes contributions to various multi-employer defined benefit pension plans for certain employees covered by collective bargaining agreements. Contributions and costs are determined in accordance with the provisions of the bargaining agreements and generally are based on the number of hours worked. Total contributions made under all multi-employer pension plans were $900,000, $1,000,000, and $1,014,000 for the years ended September 30, 2007, 2006 and 2005, respectively.

During the year ended September 30, 2007, the Company negotiated bargaining agreements which provided for a withdrawal from one of the multi-employer pension plans. Information received from the plan indicates that the plan is under-funded and that the Company is liable for its share of the unfunded liability. The Company has estimated its withdrawal liability to be $4,400,000, which is net of imputed interest. The Company estimates that the withdrawal liability will be payable in equal installments over a 20 year period.

During the year ended September 30, 2006, the Company withdrew from a multi-employer plan and was assessed a withdrawal liability of $1,300,000. As of September 30, 2007, the withdrawal liability is $1,200,000, which is net of imputed interest. The withdrawal liability is due in equal quarterly payments of $52,000 through August 2014.

The withdrawal liabilities are recorded on the consolidated balance sheet in other noncurrent liabilities and the expense is recorded on the consolidated statements of income in operating expenses.

In December 2006, the Company withdrew from a multi-employer pension plan and was assessed a withdrawal liability which was settled with a lump sum payment of $291,000 in July 2007.

In October 2007, the Company negotiated a bargaining agreement which provided for a withdrawal from a multi-employer pension plan. Information received from the plan indicates that the plan is under-funded and that the Company is liable for its share of the unfunded liability. The Company has estimated its withdrawal liability to be $2,900,000, which is net of imputed interest and recorded this amount in October 2007.  The Company estimates that the withdrawal liability will be payable in equal installments over a 20 year period.

Following the October 2007 withdrawal, approximately 4% of the Company’s employees participate in a multi-employer pension plan. Based on available information, the Company believes that the plan is not under-funded.

(9)                     Leases

The Company leases the majority of its real estate from related parties. The Company paid approximately $2,869,000, $2,048,000, and $1,931,000 on these leases in 2007, 2006, and 2005, respectively, of which $2,214,000 in 2007, $1,689,000 in 2006, and $1,457,000 in 2005 were paid to related parties. The Company also leases certain of its operating and transportation equipment. Total lease expense under these operating leases was $7,858,000, $5,743,000, and $5,962,000 in 2007, 2006, and 2005, respectively.

OMNISOURCE CORPORATION

Notes to Consolidated Financial Statements

September 30, 2007, 2006 and 2005

At September 30, 2007, future minimum payments for all noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

2008	$7,393,000
2009	5,977,000
2010	5,075,000
2011	3,797,000
2012	2,903,000
Thereafter	2,865,000
$28,010,000

(10)              Transactions with an Affiliate

In 2007, 2006, and 2005, the Company purchased ferrous and nonferrous scrap from CRG of $135,329,000, $115,382,000, and $109,576,000, respectively. At September 30, 2007 and 2006, the Company had accounts payable amounts with CRG of $10,510,000 and $8,309,000, respectively.

(11)              Litigation and Contingencies

The Company is involved in routine business litigation, principally relating to bankruptcy preference claims and being named as a “potentially responsible party” in connection with the clean-up of certain former waste sites. The Company recorded no expenses in 2007, and $500,000 and $779,000 in 2006 and 2005, respectively, for settlement of litigation matters, without regard to potential rights of recovery for contribution, indemnity, or under insurance policies. Total liabilities accrued in the consolidated balance sheets for these matters were $1,014,000 and $1,246,000 at September 30, 2007 and 2006, respectively.

(12)              Subsequent Event

On October 26, 2007, Steel Dynamics, Inc., a publicly traded steel producer, acquired all of the issued and outstanding stock of OmniSource Corporation.  Steel Dynamics, Inc. paid approximately $1.1 billion for the Company including $425 million in cash, 9.7 million shares of Steel Dynamics, Inc. common stock (NASDAQ-GS:STLD) valued at $451 million, and the assumption of approximately $209 million of debt, which was repaid at closing.